November 4, 2015
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS THIRD QUARTER 2015 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported a consolidated loss of $0.10 per share for the third quarter of 2015, a $0.14 decrease from the consolidated earnings of $0.04 per basic share during the third quarter of 2014.  The consolidated net loss was $4.7 million for the third quarter of 2015, compared to consolidated net income of $2.0 million for the prior-year quarter.  The natural gas segment experienced a net loss of $18.9 million in the current quarter compared to a net loss of $11.5 million in the prior-year period, while the construction services segment had net income of $14.2 million in the current quarter compared to net income of $13.4 million in the third quarter of 2014.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to John P. Hester, President and Chief Executive Officer, “Results for the third quarter reflect a decline in contribution from the natural gas segment, partially offset by a record quarterly contribution from Centuri, our construction services subsidiary.  Natural gas results were impacted by a $3.9 million reduction in cash surrender values of company-owned life insurance policies due to the significant drop in the stock market during the third quarter.  Higher employee-related pension and medical costs also affected natural gas results.”  Hester concluded, “Centuri recorded net income of

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$14.2 million on record revenues of $286 million.  Notwithstanding the strong quarter, we are estimating full-year revenue for Centuri at the low end of our projected range, in part due to currency fluctuations related to our Canadian business.  Longer-term, the business fundamentals for this segment remain strong and we are well-positioned to capitalize on opportunities to provide the growing infrastructure needs of our utility clients.”

For the twelve months ended September 30, 2015, consolidated net income was $130.9 million, or $2.80 per basic share, compared to $139.7 million, or $3.01 per basic share, for the twelve months ended September 30, 2014.  Natural gas segment income decreased $4.5 million to $113.3 million in the current twelve-month period from $117.8 million in the prior-year period. Income from the construction services segment declined $4.2 million to $17.7 million in the current period from $21.9 million in the prior-year period.
Natural Gas Operations Segment Results
Third Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $2 million between quarters.  New customers contributed $1 million in operating margin during the third quarter of 2015, as approximately 26,000 net new customers were added during the last twelve months.  Rate relief totaling $1 million provided the remainder of the increase.

Operations and maintenance expenses increased $6.7 million between quarters and included the impacts of a $3.2 million increase in employee pension and medical costs.

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Higher employee counts to effectively provide service to the Company’s growing customer base, and rising general costs, also contributed to the increase.  Depreciation expense increased $2.1 million, or 4%, between quarters primarily due to a 5% increase in average gas plant in service.

Other income and deductions, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, decreased $4 million between quarters.  The current quarter reflects a $3.9 million decline in COLI-related income, while the prior-year quarter reflected COLI policy cash surrender value decreases of $300,000 (net of death benefits recognized).  Net interest deductions decreased $900,000 between quarters primarily due to the redemptions of the $65 million 5.25% Industrial Development Revenue Bonds (“IDRBs”) in November 2014 and the $31.2 million 5.00% IDRBs in May 2015.

Twelve Months to Date

Operating margin increased $11 million between periods including a combined $5 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Customer growth provided $8 million of the increase.  Operating margin associated with customers outside the decoupling mechanisms and other miscellaneous revenues declined by $2 million.

Operations and maintenance expenses decreased $5.1 million between periods.  Legal expenses in the prior-year period were higher than the current-year period, primarily due to a $5 million legal accrual in the first quarter of 2014.  Rent expense associated with the corporate headquarters complex declined $1.6 million between periods.  Partially

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offsetting these decreases were general cost increases and higher employee-related expenses.  Depreciation and general taxes (combined) increased $13.2 million, or 5%, primarily due to a 5% increase in average gas plant in service and associated higher property taxes in Arizona.

Other income decreased $7.3 million between the twelve-month periods of 2015 and 2014.  The current period reflects a $200,000 decline in COLI policy cash surrender values, while the prior period included $7.2 million of COLI-related income, including net death benefits recognized. Net interest deductions decreased $3.7 million between the twelve-month periods primarily due to the IDRB redemptions in November 2014 and May 2015 and lower interest expense on variable rate IDRBs, partially offset by increased interest expense on purchased gas adjustment balances.
Construction Services Segment Results
Third Quarter
Revenues increased $79.5 million between quarters, including additional pipe replacement work and $41.4 million in revenues associated with the companies acquired in October 2014.  Construction expenses increased $72.8 million between quarters (including $39.2 million from the acquired companies).

Depreciation and amortization expense increased $2.3 million between quarters due to intangibles amortization associated with the acquisition and depreciation attributable to the acquired companies.  Net interest deductions increased $1.9 million between quarters primarily due to borrowings associated with the acquisition.

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Twelve Months to Date

Revenues increased $272.9 million between twelve-month periods (including $175.9 million from the companies acquired in October 2014).  Construction expenses increased $255.5 million between periods (of which, $175.8 million relates to the acquired companies).  These figures include the impacts of a cumulative $7.7 million loss reserve recorded in association with an industrial construction project in Canada ($7.6 million from the first half of 2015 and $100,000 recognized during the third quarter of 2015).  Delays in delivery of critical equipment to the job site resulted in production inefficiencies and an increase in total project costs.  Work commenced on the project in March 2015 and was completed during the third quarter.  Change orders previously submitted are being negotiated which may reduce the estimated loss reserve in future periods.  A mediation meeting is scheduled for mid-November.

Depreciation and amortization expense increased $10.2 million between twelve-month periods due to intangibles amortization associated with the acquisition and depreciation attributable to the acquired companies.  Net interest deductions increased $8 million between periods primarily due to borrowings associated with the acquisition.

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Outlook for Full-Year 2015
Natural Gas Segment:
•
Operating margin for the full year 2015 is expected to increase nearly 2% compared to 2014.  Margin from customer growth should be similar to 2014.  Incremental margin from California and Paiute rate case decisions, as well as new rates associated with infrastructure programs, collectively should approximate the customer growth amount.

•
Overall, operating expenses are anticipated to increase approximately 3% compared to 2014.  Operations and maintenance expense will be negatively impacted by higher pension costs and other employee-related expenses.  Depreciation and general taxes combined should increase consistent with the growth in gas plant in service.

•	As a result, operating income for 2015 is forecast to fall about 1% to 2% from the $241.6 million recognized during 2014.
•
COLI cash surrender value changes continue to be subject to volatility, and through September, the Company has experienced a decrease (loss) of $2.6 million. More recently, during October, equity markets have rebounded, reversing previously experienced losses.  Management cannot predict whether full-year COLI results will reflect income or a loss.  Longer-term normal changes in COLI cash surrender values are expected to range from $3 million to $5 million of income on an annual basis.

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•	Net interest deductions for 2015 are expected to be approximately $4 million less than the $68 million recorded in calendar-year 2014, primarily as a result of IDRB redemptions.

Construction Services Segment:
•	Integration efforts are now largely complete.
•	Revenues are expected to approximate $950 million, which is at the low end of our range of $950 million to $1 billion, due in part to the strong U.S. dollar relative to the Canadian dollar.
•	Operating income is expected to be approximately 6% of revenues, excluding revenue of $18 million and a loss reserve of $7.7 million associated with the industrial construction project in Canada.
•	Net interest deductions are estimated to be approximately $8 million.
•	Collective expectations above are before consideration of earnings attributable to noncontrolling interests.
•	Based on the above forecast, contribution to net income, assuming no recovery on the loss contract before year-end, is estimated to range between $22 million and $25 million.

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Preliminary 2016 Outlook
•
The natural gas segment is anticipated to grow margin mainly through customer growth, infrastructure tracker mechanisms, expansion projects, and California attrition.  Expectations are that operating expenses (excluding any impacts positively or negatively from pension expense) and interest expense will likely offset the anticipated improvement in margin.

•
Centuri has a platform that can sustain and grow its business with a strong base of utility clients, with multi-year pipe replacement programs, and as a result, revenues are anticipated to be 7% to 10% greater than expected 2015 revenues.

•	Centuri’s operating income is expected to be approximately 5.5% to 6% of revenues.

Southwest Gas Corporation provides natural gas service to 1,938,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operating expenses, operating income, COLI cash surrender values, and financing expenses of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, interest deductions, and contribution to net income will transpire. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2015	2014

Consolidated Operating Revenues	$505,396	$432,475

Net Income (Loss)	$(4,734)	$1,970

Average Number of Common Shares Outstanding	47,102	46,513

Earnings (Loss) Per Share	$(0.10)	$0.04

Diluted Earnings (Loss) Per Share	$(0.10)	$0.04

NINE MONTHS ENDED SEPTEMBER 30,	2015	2014

Consolidated Operating Revenues	$1,778,220	$1,494,024

Net Income	$72,198	$82,380

Average Number of Common Shares Outstanding	46,863	46,485

Basic Earnings Per Share	$1.54	$1.77

Diluted Earnings Per Share	$1.53	$1.76

TWELVE MONTHS ENDED SEPTEMBER 30,	2015	2014

Consolidated Operating Revenues	$2,405,903	$2,032,381

Net Income	$130,944	$139,683

Average Number of Common Shares Outstanding	46,777	46,451

Basic Earnings Per Share	$2.80	$3.01

Diluted Earnings Per Share	$2.77	$2.98

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2015	2014	2015	2014	2015	2014

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(18,939)	$(11,452)	$59,325	$62,945	$113,252	$117,797
Contribution to net income - construction services	14,205	13,422	12,873	19,435	17,692	21,886
Net income (loss)	$(4,734)	$1,970	$72,198	$82,380	$130,944	$139,683

Basic earnings (loss) per share	$(0.10)	$0.04	$1.54	$1.77	$2.80	$3.01
Diluted earnings (loss) per share	$(0.10)	$0.04	$1.53	$1.76	$2.77	$2.98

Average outstanding common shares	47,102	46,513	46,863	46,485	46,777	46,451
Average shares outstanding (assuming dilution)	-	46,966	47,261	46,928	47,194	46,904

Results of Natural Gas Operations
Gas operating revenues	$219,420	$226,027	$1,059,178	$983,999	$1,457,266	$1,356,653
Net cost of gas sold	64,268	72,987	427,045	362,349	570,052	480,608
Operating margin	155,152	153,040	632,133	621,650	887,214	876,045
Operations and maintenance expense	100,102	93,389	294,956	293,417	385,271	390,328
Depreciation and amortization	52,672	50,533	159,259	152,540	210,863	201,896
Taxes other than income taxes	11,652	11,835	37,063	34,256	50,059	45,786
Operating income (loss)	(9,274)	(2,717)	140,855	141,437	241,021	238,035
Other income (deductions)	(3,525)	442	(611)	4,902	1,652	8,989
Net interest deductions	16,259	17,159	48,104	51,445	64,958	68,656
Income (loss) before income taxes	(29,058)	(19,434)	92,140	94,894	177,715	178,368
Income tax expense (benefit)	(10,119)	(7,982)	32,815	31,949	64,463	60,571
Contribution to net income (loss) - gas operations	$(18,939)	$(11,452)	$59,325	$62,945	$113,252	$117,797

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2015

FINANCIAL STATISTICS
Market value to book value per share at quarter end	178%
Twelve months to date return on equity -- total company	8.6%
-- gas segment	7.8%
Common stock dividend yield at quarter end	2.8%
Customer to employee ratio at quarter end (gas segment)	877 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.47	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
NINE MONTHS ENDED	TWELVE MONTHS ENDED
SEPTEMBER 30,	SEPTEMBER 30,
(In dekatherms)	2015	2014	2015	2014
Residential	46,237,388	46,970,931	61,004,177	65,039,826
Small commercial	20,672,217	20,731,310	27,599,071	28,374,278
Large commercial	6,941,922	7,211,706	9,169,290	9,695,271
Industrial / Other	2,311,208	2,285,742	3,262,841	3,070,083
Transportation	75,365,415	67,868,218	98,166,327	93,587,810
Total system throughput	151,528,150	145,067,907	199,201,706	199,767,268

HEATING DEGREE DAY COMPARISON
Actual	925	1,003	1,336	1,523
Ten-year average	1,289	1,326	1,778	1,838

Heating degree days for prior periods have been recalculated using the current period customer mix.